Weyco Reports Third Quarter Sales And Earnings

MILWAUKEE, Nov. 2, 2015 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended September 30, 2015.

The Company achieved record third quarter net sales of $91.2 million in 2015. This represents a 4% increase over third quarter 2014 net sales of $87.4 million. Earnings from operations were $9.1 million in the third quarter of 2015, up 1% as compared to $9.0 million in the third quarter of 2014. Net earnings attributable to the Company and diluted earnings per share were flat at $5.5 million and $0.51 per share, respectively, in the third quarters of 2015 and 2014.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $74.6 million for the third quarter of 2015, up 10% as compared to $68.0 million in the third quarter of 2014. Within the wholesale segment, net sales of our BOGS brand were up 20% for the quarter, due to strong sales of its core products as well as positive acceptance of its new leather footwear. Net sales of our Stacy Adams brand were up 10% for the quarter, driven by strong new product sales. Florsheim and Nunn Bush net sales were up 4% and 1%, respectively, for the quarter. Wholesale gross earnings were 31.4% of net sales in the third quarter of 2015, as compared to 31.7% in last year's third quarter. Gross margins in the U.S. increased from 30.7% last year to 31.6% this year, however, this increase was offset by lower gross margins in Canada. Gross margins in Canada continue to be affected by the weaker Canadian dollar, however, gains recorded on foreign exchange contracts partially offset the impact of the weaker Canadian dollar this year. Driven by higher sales volumes, wholesale earnings from operations rose 10% to $8.2 million in the third quarter of 2015, from $7.4 million in the same period last year.

The North American retail segment represents a small portion of the Company's overall business, with retail segment net sales comprising only 5% of total net sales. Net sales of this segment, which include sales from the Company's Florsheim retail stores and its internet business in the U.S., were $4.8 million in the third quarter of 2015, down 11% as compared to $5.4 million in 2014. The decrease was due to three fewer domestic retail stores operating this quarter compared to last year's third quarter, as well as a 5% decrease in same store sales. Retail earnings from operations were $402,000 this quarter, down from $638,000 in last year's third quarter, due to lower net sales at the Company's brick and mortar stores.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $11.9 million in the third quarter of 2015, down 15% as compared to $14.0 million in 2014. This decrease was primarily due to lower net sales at Florsheim Australia, caused mainly by the translation of the weaker Australian currency into U.S. dollars. In local currency, Florsheim Australia's net sales were up 10% for the quarter. Earnings from operations at Florsheim Australia and Florsheim Europe were $578,000 in the third quarter of 2015 compared to $936,000 in the same period last year. This decrease was primarily due to lower gross margins at Florsheim Australia. Gross margins in Australia were negatively impacted by the weaker Australian dollar this quarter, as Australia purchases its inventory in U.S. dollars.

"We are excited to have achieved record third quarter sales," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "Our sales increase was driven by our eighth consecutive quarter of double-digit sales growth for our BOGS brand, as well as our fifth consecutive quarter of double-digit sales growth for our Stacy Adams brand. We feel fortunate that the strength of our U.S. businesses offset the significant headwinds caused by the appreciation of the U.S. dollar against the Canadian and Australian currencies."

On November 2, 2015, the Company's Board of Directors declared a cash dividend of $0.20 per share to all shareholders of record on December 9, 2015, payable January 4, 2016.

Conference Call Details:

Weyco Group will host a conference call on November 3, 2015, at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call, please dial 888-713-4205 or 617-213-4862, referencing passcode 22724374, five minutes before the start of the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://edge.media-server.com/m/p/pzaxkas2. Alternatively, the conference call will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc. designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands, except per share amounts)

Net sales	$ 91,227	$ 87,425	$ 233,213	$ 225,217
Cost of sales	58,617	55,004	147,443	141,215
Gross earnings	32,610	32,421	85,770	84,002

Selling and administrative expenses	23,474	23,402	67,516	66,726
Earnings from operations	9,136	9,019	18,254	17,276

Interest income	221	297	717	892
Interest expense	(67)	(52)	(97)	(123)
Other expense, net	(524)	(221)	(1,150)	(261)

Earnings before provision for income taxes	8,766	9,043	17,724	17,784

Provision for income taxes	3,389	3,498	6,670	6,488

Net earnings	5,377	5,545	11,054	11,296

Net (losses) earnings attributable to noncontrolling interest	(149)	27	(145)	366

Net earnings attributable to Weyco Group, Inc.	$ 5,526	$ 5,518	$ 11,199	$ 10,930

Weighted average shares outstanding
Basic	10,793	10,775	10,788	10,810
Diluted	10,884	10,870	10,881	10,902

Earnings per share
Basic	$ 0.51	$ 0.51	$ 1.04	$ 1.01
Diluted	$ 0.51	$ 0.51	$ 1.03	$ 1.00

Cash dividends declared (per share)	$ 0.20	$ 0.19	$ 0.59	$ 0.56

Comprehensive income	$ 4,040	$ 4,226	$ 8,760	$ 10,823

Comprehensive (loss) income attributable to noncontrolling interest	(562)	(342)	(846)	235

Comprehensive income attributable to Weyco Group, Inc.	$ 4,602	$ 4,568	$ 9,606	$ 10,588

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2015	2014
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 13,900	$ 12,499
Marketable securities, at amortized cost	5,739	5,914
Accounts receivable, net	67,098	55,100
Inventories	92,566	69,015
Prepaid expenses and other current assets	4,151	7,521
Total current assets	183,454	150,049

Marketable securities, at amortized cost	20,630	24,540
Deferred income tax benefits	1,116	1,999
Property, plant and equipment, net	31,661	33,694
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	20,726	21,304
Total assets	$ 303,447	$ 277,446

LIABILITIES AND EQUITY:
Short-term borrowings	$ 41,974	$ 5,405
Accounts payable	8,030	15,657
Dividend payable	-	2,045
Accrued liabilities	16,417	12,752
Accrued income tax payable	729	151
Deferred income tax liabilities	1,864	1,747
Total current liabilities	69,014	37,757

Long-term pension liability	31,959	33,379
Other long-term liabilities	2,656	8,356

Equity:
Common stock	10,809	10,821
Capital in excess of par value	42,075	37,966
Reinvested earnings	160,385	160,179
Accumulated other comprehensive loss	(19,623)	(18,030)
Total Weyco Group, Inc. equity	193,646	190,936
Noncontrolling interest	6,172	7,018
Total equity	199,818	197,954
Total liabilities and equity	$ 303,447	$ 277,446

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2015	2014
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 11,054	$ 11,296
Adjustments to reconcile net earnings to net cash
used for operating activities -
Depreciation	2,700	2,775
Amortization	334	263
Bad debt expense	190	195
Deferred income taxes	456	(47)
Net foreign currency transaction losses	783	174
Stock-based compensation	1,112	1,046
Pension contributions	(2,633)	(1,300)
Pension expense	2,811	1,659
Increase in cash surrender value of life insurance	(250)	(250)
Changes in operating assets and liabilities -
Accounts receivable	(12,223)	(14,702)
Inventories	(23,844)	(1,039)
Prepaid expenses and other assets	4,122	1,556
Accounts payable	(7,584)	(5,594)
Accrued liabilities and other	(4,807)	(418)
Accrued income taxes	553	1,010
Net cash used for operating activities	(27,226)	(3,376)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(2,300)	(7,427)
Proceeds from maturities of marketable securities	6,305	7,001
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(1,457)	(1,908)
Net cash provided by (used for) investing activities	2,393	(2,489)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(8,414)	(7,999)
Shares purchased and retired	(4,760)	(3,996)
Proceeds from stock options exercised	2,696	1,226
Proceeds from bank borrowings	127,253	70,757
Repayments of bank borrowings	(90,684)	(58,470)
Income tax benefits from stock-based compensation	463	85
Net cash provided by financing activities	26,554	1,603

Effect of exchange rate changes on cash and cash equivalents	(320)	21

Net increase (decrease) in cash and cash equivalents	$ 1,401	$ (4,241)

CASH AND CASH EQUIVALENTS at beginning of period	12,499	15,969

CASH AND CASH EQUIVALENTS at end of period	$ 13,900	$ 11,728

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 5,155	$ 5,501
Interest paid	$ 97	$ 84

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880